SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2012

ABIOMED, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-20584	04-2743260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of principal executive offices) (Zip Code)

(978) 646-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 22, 2012, our compensation committee made its annual compensation determinations for our named executive officers. The committee determined the bonuses for fiscal 2012 performance, the salaries and target bonuses for fiscal 2013, granted stock options and made performance share awards in the form of restricted stock units to executive officers. The compensation decisions made with respect to our executive officers who are serving as our principal executive officer, principal financial officer, or who were named executive officers in our most recent proxy statement were as follows:

Executive Officer	Fiscal 2012 Bonus	Fiscal 2013 Salary	Target Fiscal 2013 Bonus (Percentage of salary)	Shares Underlying Stock Options (4 year vesting)	Shares Underlying Restricted Stock Units (time based vesting)	Target Shares Underlying Restricted Stock Units (time and performance based vesting)

Michael R. Minogue, Chairman, CEO and President	$634,761	$506,927	120%	100,000	17,000	51,000

Robert L. Bowen, Chief Financial Officer	$137,103	$310,767	50%	20,000	5,000	9,000

David Weber, Chief Operating Officer	$190,575	$333,506	65%	25,000	6,500	13,500

William J. Bolt, Senior VP, Engineering and Quality Assurance	$141,398	$277,655	55%	20,000	5,000	11,250

Michael G. Howley, VP and General Manager, Global Sales and Marketing	$189,108	$278,409	60%	25,000	5,000	12,750

The performance share awards of time based restricted stock units vest in three equal installments annually over three years. The performance share awards of performance and time based restricted stock units have a double trigger vesting pursuant to which 2013 revenue performance will determine whether 0%, or a ratable amount from 33% to 100% of the underlying restricted stock units are eligible for vesting, at which point half of the units eligible for vesting will vest on the second anniversary of the date of grant and the other half of the units eligible for vesting will vest on the third anniversary of the date of grant. The stock options granted vest 25% per year on each of the first four anniversaries of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

By:	/s/ Robert L. Bowen
Robert L. Bowen
Vice President and Chief Financial Officer

Date: May 29, 2012